UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 6)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                A. Schulman, Inc.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)


                                    808194104
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                               September 27, 2005
                               ------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Equity Partners, L.P.                       13-4088890
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     495,893
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        495,893
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    495,893
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.62%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investors, LLC                       13-4126527
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     495,893
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        495,893
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    495,893
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.62%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                      336,188
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        336,188
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     336,188
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.1%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                        20-0327470
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                      336,188
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      360,921
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        336,188
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              360,921
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     697,109
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.28%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                            13-3635132
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     832,081
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      360,921
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        832,081
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              360,921
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,193,002
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.9%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                        13-3635168
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     832,081
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                            360,921
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        832,081
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    360,921
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,193,002
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.9%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     832,081
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      360,921
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        832,081
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              360,921
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,193,002
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.9%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Parche, LLC                                               20-0870632
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     184,826
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        184,826
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    184,826
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.6%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Starboard Value & Opportunity Fund, LLC                   20-0666124
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     970,372
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        970,372
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    970,372
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.17%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Admiral Advisors, LLC                                    37-1484525
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,155,198
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,155,198
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,155,198
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.77%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ramius Capital Group, LLC                                13-3937658
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,155,198
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,155,198
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,155,198
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.77%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            C4S & Co., LLC                                            13-3946794
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,155,198
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,155,198
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,155,198
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.77%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter A. Cohen
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,155,198
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,155,198
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,155,198
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.77%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgan B. Stark
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,155,198
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,155,198
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,155,198
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.77%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jeffrey M. Solomon
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,155,198
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,155,198
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,155,198
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.77%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Thomas W. Strauss
______________________________________________________________________________
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                           (b) |_|
______________________________________________________________________________
3)   SEC USE ONLY

______________________________________________________________________________
4)   SOURCE OF FUNDS          OO
______________________________________________________________________________
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,155,198
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,155,198
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,155,198
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.77%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Millenco, L.P.                                            13-3532932
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     39,868
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      360,921
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        39,868
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              360,921
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    400,789
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.31%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN, BD
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Millennium Management, L.L.C.                             13-3804139
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     39,868
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      360,921
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        39,868
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              360,921
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    400,789
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.31%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Israel A. Englander
______________________________________________________________________________
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                           (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                       |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     39,868
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      360,921
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        39,868
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              360,921
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    400,789
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.31%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Partners, L.P.                               20-0133443
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     12,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        12,500
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    12,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.04%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Management, LLC                              20-0027325
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     12,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        12,500
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    12,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.04%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ronald Gross
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     12,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        12,500
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    12,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.04%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, L.P.              73-1637217
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                       |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     28,393
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        28,393
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    28,393
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.09%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund (TE), L.P.          20-0024165

______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     28,397
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        28,397
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    28,397
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.09%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, Ltd.
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     170,354
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        170,354
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    170,354
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.56%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            HCM/Z Special Opportunities LLC                          98-0436333
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     56,783
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        56,783
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    56,783
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.19%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn & Co., L.P.                                   02-0597442
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     283,927
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        283,927
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    283,927
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.93%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            DBZ GP, LLC                                              42-1657316
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     283,927
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        283,927
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    283,927
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                     |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.93%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Zwirn Holdings, LLC                                      30-0080444
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     283,927
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        283,927
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    283,927
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.93%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Daniel B. Zwirn
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     283,927
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        283,927
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    283,927
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.93%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phillip D. Ashkettle
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          PF
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                       |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     10,506
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        10,506
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    10,506
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.03%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

      This Amendment No. 6 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on June 6, 2005, as amended by that certain Amendment No. 1 filed on July 1, 2005, that certain Amendment No. 2 filed on August 3, 2005, that certain Amendment No. 3 filed on August 25, 2005, that certain Amendment No. 4 filed on September 8, 2005 and that Amendment No. 5 filed on September 13, 2005 (together, the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $1.00 per share (the "Common Stock"), of
A. Schulman, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3550 West Market Street, Akron, Ohio 44333.

Item 2.           Identity and Background.

      The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 2,695,001 shares of Common Stock, representing approximately 8.81% of the shares of Common Stock presently outstanding.

Item 3.           Source and Amount of Funds or Other Consideration.

      Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 211,285 shares of Common Stock. The amount of funds expended for such purchases was approximately $979,698.23 by Barington Companies Equity Partners, L.P., $743,795.77 by Barington Companies Offshore Fund Ltd. (BVI), $119,005.21 by Parche, LLC, $624,790.56 by Starboard Value & Opportunity Fund, LLC, $175,924.58 by HCM/Z Special Opportunities LLC, $87,980.00 by D.B. Zwirn Special Opportunities Fund, L.P., $527,844.58 by D.B. Zwirn Special Opportunities Fund, Ltd., $88,050.84 by D.B. Zwirn Special Opportunities Fund
(TE), L.P. and $371,889.08 on behalf of Millenco, L.P.

      All purchases of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4.           Purpose of Transaction.

      The information contained in Item 4 of the Statement is hereby supplemented as follows:

      On September 27, 2005, James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington, sent the letter attached hereto as Exhibit 99.7 to the Board of Directors of the Company.

Item 5.           Interest in Securities of the Issuer.

      Items 5(a) and 5(b) of the Statement are hereby amended and restated as follows:

      (a) As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 495,893 shares of Common Stock, representing approximately 1.62% of the shares of Common Stock presently outstanding based upon the 30,605,296 shares of Common Stock reported by the Company to be issued and outstanding as of June 30, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on July 11, 2005 (the "Issued and Outstanding Shares"). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 495,893 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 336,188 shares of Common Stock, constituting approximately 1.1% of the Issued and Outstanding Shares. As of the date hereof, Barington Companies Advisors, LLC beneficially owns 360,921 shares of Common Stock, which shares are held in a managed account as further described in Item 6 of the Statement. As the investment advisor to Barington Companies Offshore Fund, Ltd.
(BVI), Barington Companies Advisors, LLC may also be deemed to beneficially own the 336,188 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 697,109 shares, constituting approximately 2.28% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 360,921 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 336,188 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 495,893 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 1,193,002 shares, constituting approximately 3.9% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 495,893 shares owned by Barington Companies Equity Partners, L.P., the 360,921 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 336,188 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,193,002 shares, constituting approximately 3.9% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 495,893 shares owned by Barington Companies Equity Partners, L.P., the 360,921 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 336,188 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,193,002 shares, constituting approximately 3.9% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 495,893 shares owned by Barington Companies Equity Partners, L.P. and the 336,188 shares owned by Barington Companies Offshore Fund, Ltd. (BVI) and shared voting and dispositive power with respect to the 360,921 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC by virtue of his authority to vote and dispose of such shares. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of Parche, LLC and Starboard Value & Opportunity Fund, LLC beneficially own 184,826 shares and 970,372 shares of Common Stock, respectively, constituting approximately 0.6% and 3.17%, respectively, of the Issued and Outstanding Shares.

As the Managing Member of each of Parche, LLC and Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 184,826 shares and the 970,372 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,155,198 shares, constituting approximately 3.77% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, LLC may be deemed to beneficially own the 184,826 shares and the 970,372 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,155,198 shares, constituting approximately 3.77% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 184,826 shares and the 970,372 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,155,198 shares, constituting approximately 3.77% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter
A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 184,826 shares and the 970,372 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,155,198 shares, constituting approximately 3.77% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 184,826 shares and the 970,372 shares owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

      As of the date hereof, Millenco, L.P. may be deemed to beneficially own an aggregate of 400,789 shares of Common Stock, representing approximately 1.31% of the Issued and Outstanding Shares, 360,921 shares of which are held in a managed account as further described in Item 6 of the Statement and 39,868 shares of which are owned by Millenco, L.P. Of the 39,868 shares owned by Millenco, L.P., Millenco, L.P. holds open short positions of 5,388 shares of Common Stock.

      As the general partner of Millenco, L.P., Millennium Management, L.L.C. may be deemed to beneficially own the 400,789 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P. As the Managing Member of Millennium Management, L.L.C., which in turn is the general partner of Millenco, L.P., Mr. Englander may be deemed to beneficially own the 400,789 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P., constituting approximately 1.31% of the Issued and Outstanding Shares. Each of Millennium Management L.L.C. and Mr. Englander disclaims beneficial ownership of any such shares except to the extent of its or his respective pecuniary interest therein.

      As of the date hereof, RJG Capital Partners, L.P. beneficially owns 12,500 shares of Common Stock, constituting approximately 0.04% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 12,500 shares owned by RJG Capital

Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 12,500 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 28,393 shares and 28,397 shares of Common Stock, respectively, constituting approximately 0.09% and 0.09%, respectively, of the Issued and Outstanding Shares. As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 170,354 shares and 56,783 shares of Common Stock, respectively, constituting approximately 0.56% and 0.19%, respectively, of the Issued and Outstanding Shares.

      As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 28,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 28,397 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 170,354 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 56,783 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 283,927 shares, constituting approximately 0.93% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 28,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 28,397 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 170,354 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 56,783 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 283,927 shares, constituting approximately 0.93% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 28,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 28,397 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 170,354 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 56,783 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 283,927 shares, constituting approximately 0.93% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 28,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 28,397 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 170,354 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 56,783 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 283,927 shares, constituting approximately 0.93% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, Phillip Ashkettle owns 10,506 shares of Common Stock, constituting approximately 0.03% of the Issued and Outstanding Shares.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except for the following persons:

            (1) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

            (2) Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC (the "Management Agreement"), Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. The 360,921 shares of Common Stock purchased in that managed account on behalf of Millenco, L.P. have been reported herein as being beneficially owned by Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda and may also be deemed to be beneficially owned by Millenco, L.P., Millennium Management, L.L.C. and Israel Englander. Each such Reporting Entity may be deemed to have shared voting and dispositive power with respect to such shares.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7.     Material to be Filed as Exhibits.

Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.       Exhibit Description
-----------       -------------------

99.7 Letter, dated September 27, 2005, from James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington, to the Board of Directors of the Company.

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: September 27, 2005

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                          --------------------------------------
                                       James A. Mitarotonda


                                       BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                       (BVI)


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President

                                       BARINGTON COMPANIES ADVISORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       C4S & CO., LLC


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                       Jeffrey M. Solomon, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Morgan B. Stark, and Thomas W. Strauss


                                       MILLENCO, L.P.
                                       By: Millennium Management, L.L.C., its
                                           general partner

                                       By: /s/ David Nolan
                                          -------------------------------------
                                       Name:    David Nolan
                                       Title:   Executive Vice President


                                       MILLENNIUM MANAGEMENT, L.L.C.

                                       By: /s/ David Nolan
                                          -------------------------------------
                                       Name:   David Nolan
                                       Title:  Executive Vice President

                                       /s/ Israel A. Englander by Simon M. Lorne
                                       pursuant to Power of Attorney previously
                                       filed with the SEC
                                       -----------------------------------------
                                       Israel A. Englander

                                       RJG CAPITAL PARTNERS, L.P.

                                       By: RJG Capital Management, LLC, its
                                           general partner

                                       By: /s/ Ronald J. Gross
                                          --------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member

                                       RJG CAPITAL MANAGEMENT, LLC


                                       By: /s/ Ronald J. Gross
                                          --------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member

                                       /s/ Ronald J. Gross
                                       -----------------------------------------
                                       Ronald J. Gross


                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       L.P.

                                       By: D.B. ZWIRN PARTNERS, LLC,
                                       its general partner

                                       BY: ZWIRN HOLDINGS, LLC,
                                       its managing member


                                       By: /s/ Daniel B. Zwirn
                                          -------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
                                       (TE), L.P.

                                       By: D.B. ZWIRN PARTNERS, LLC,
                                       its general partner

                                       BY: ZWIRN HOLDINGS, LLC,
                                       its managing member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                          Name:  Daniel B. Zwirn
                                          Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       LTD.

                                       By:  D.B. Zwirn & Co., L.P., its manager

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       HCM/Z SPECIAL OPPORTUNITIES LLC

                                       By:  D.B. Zwirn & Co., L.P., its manager

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN & CO., L.P.

                                       By:  DBZ GP, LLC, its general partner

                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       DBZ GP, LLC

                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       ZWIRN HOLDINGS, LLC


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                          Daniel B. Zwirn


                                       /s/ Phillip D. Ashkettle
                                       -----------------------------------------
                                          Phillip D. Ashkettle

                                    SCHEDULE


This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.


Shares purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Shares             Price Per Share              Cost(*)
----         ---------            ---------------            -----------
9/14/2005       1,500                  17.860                 $26,790.00
9/14/2005       11,000                 17.560                 $193,160.00
9/16/2005       8,629                  17.610                 $151,956.69
9/16/2005       34,514                 17.610                 $607,791.54


Shares purchased by Barington Companies Offshore Fund, Ltd.

               Number of
Date             Shares             Price Per Share            Cost(*)
-------        ---------            ---------------          -----------
9/14/2005       3,000                  17.860                 $53,580.00
9/14/2005       22,000                 17.560                 $386,320.00
9/16/2005       17,257                 17.610                 $303,895.77


Shares purchased by Parche, LLC


              Number of
Date           Shares             Price Per Share             Cost(*)
----         ---------            ---------------           -----------
9/14/2005       3,520                  17.560                 $61,811.20
9/14/2005       480                    17.860                 $8,572.80
9/16/2005       2,761                  17.610                 $48,621.21

Shares purchased by Starboard Value & Opportunity Fund, LLC

             Number of
Date           Shares             Price Per Share             Cost(*)
----         ---------            ---------------           -----------
9/14/2005     18,480                  17.560                $324,508.80
9/14/2005     2,520                   17.860                $45,007.20
9/16/2005     14,496                  17.610                $255,274.56


Shares purchased by HCM/Z Special Opportunities LLC

               Number of
Date            Shares               Price Per Share          Cost(*)
----           ---------             ---------------        -----------
9/14/2005         1,199                   17.860            $21,414.14
9/14/2005         8,799                   17.560            $154,510.44

Shares purchased by D.B. Zwirn Special Opportunities Fund, L.P.

               Number of
Date            Shares             Price Per Share             Cost(*)
----           ---------           ---------------           -----------
9/14/2005        600                   17.860                 $10,716.00
9/14/2005        4,400                 17.560                 $77,264.00


Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.

                 Number of
Date              Shares           Price Per Share            Cost(*)
----             ---------         ---------------          -----------
9/14/2005         3,599               17.860                $64,278.14
9/14/2005         26,399              17.560                $463,566.44


Shares purchased by D.B. Zwirn Special Opportunities Fund (TE), L.P.

                Number of
Date             Shares              Price Per Share          Cost(8)
----            ---------            ---------------        -----------
9/14/2005         602                     17.860            $10,751.72
9/14/2005         4,402                   17.560            $77,299.12


Shares purchased on behalf of Millenco, L.P.

               Number of
Date            Shares               Price Per Share          Cost(*)
----           ---------             ---------------        -----------
9/14/2005         1,500                   17.860            $26,790.00
9/14/2005         11,000                  17.560            $193,160.00
9/16/2005         8,628                   17.610            $151,939.08

----------

(*)  Excludes commissions and other execution-related costs.